Exhibit 5.0

Opinion and Consent of White & Case LLP

June 23, 2006

Rainmaker Systems, Inc.

900 East Hamilton Ave Suite 400

Campbell, CA 95008

Re: Rainmaker Systems, Inc. Registration Statement for Offering of 158,480 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Rainmaker Systems, Inc., a Delaware corporation (the “Company”), in connection with the registration for resale on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 158,480 shares of the Company’s common stock (the “Shares”).

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

We have acted as counsel for the Company in connection with the Registration Statement. We have examined such documents and made such other investigation as we have deemed appropriate to render the opinion set forth below. As to matters of fact material to our opinion, we have relied, without independent verification, on certificates or other inquiries of officers of the Company. Based upon the foregoing, we are of the opinion that the Shares are duly authorized, legally issued, fully paid and non-assessable.

This opinion is limited to the General Corporation Law of the State of Delaware and applicable federal laws of the United States, and we express no opinion herein with respect to the effect or applicability of the laws of other jurisdictions.

We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,

/s/ WHITE & CASE LLP